Exhibit 99.1

Carolina Financial Corporation Reports Results for Second Quarter of 2014

NEWS RELEASE – For Release July 18, 2014, 10:00 AM

For More Information, Contact: William A. Gehman III, Executive Vice President and Chief Financial Officer, 843.534.5120

Charleston, South Carolina, July 18, 2014- Carolina Financial Corporation (NASDAQ: CARO), today announced that net income for the second quarter of 2014 was $2.2 million, or $.57 per share diluted, and $4.2 million, or $1.07 per share diluted, for the first half of 2014.

“One of our primary goals for 2014 is to return the earnings of CresCom Bank to the level of earnings exhibited by a superior community bank, without the help of Crescent Mortgage Company. We are proud to report that we exceeded the Bank’s core earnings goal for the first half of 2014 with net income of $3.5 million. We remain focused on increasing Bank profitability, growing core deposits, increasing cross-sale opportunities, improving asset quality and growing our loan portfolio. Management and the Board of Directors believe that with our sustained focus, commitment, and action, we will grow and thrive in the current economic environment,” said Carolina Financial Corporation President and CEO Jerry Rexroad.

Financial Highlights for the Three and Six Months Ended June 30, 2014

-- Carolina Financial Corp. reported net income of $2.2 million, or $.57 per share diluted, for the second quarter of 2014 and $4.2 million, or $1.07 per share diluted, during the first half of 2014 as compared to net income of $5.5 million, or $1.40 per share diluted, during second quarter of 2013 and $10.0 million, or $2.53 per share diluted, for the first half of 2013.

-- The Bank’s net income (excluding Crescent Mortgage Company) was $1.8 million and $3.5 million for the second quarter and first half of 2014, respectively, as compared to net income of $2.0 million and $2.4 million for the second quarter and first half 2013, respectively. The second quarter of 2013 included a negative provision for loan losses of $700,000.

-- Net income for the Bank’s wholly-owned subsidiary, Crescent Mortgage Company, for the second quarter of 2014 was $611,000 and $1.1 million for the first half of 2014 compared to $3.7 million for the second quarter of 2013 and $7.8 million for the first half of 2013. The decline in net income derived from Crescent Mortgage Company can be attributed to the significant decline in mortgage applications, which are at almost twenty year lows.

-- The Company reported its book value per common share of $22.95 as of June 30, 2014 as compared to $21.38 as of December 31, 2013 and $19.51 as of June 30, 2013.

-- The Bank continues to experience significant growth in core deposits (checking, savings and money market) which increased $26.6 million during the second quarter of 2014 and $23.3 million during the first quarter of 2014. The growth in first quarter 2014 core deposits included $11.3 million of core deposits acquired in the St. George branch acquisition.

-- The number of Bank checking accounts, excluding accounts acquired related to the St. George branch acquisition, increased by an annualized 17.7 percent for the first half of 2014. As of June 30, 2014, core deposits comprised approximately 60 percent of total deposits as compared to 59 percent of total deposits at December 31, 2013.

-- Loans receivable (before allowance for loan losses) grew to $614.0 million at June 30, 2014 compared to $543.3 million at December 31, 2013 and $512.3 million at June 30, 2013. This loan growth includes approximately $11.2 million in loans acquired related to the St. George branch acquisition, which was completed on February 21, 2014.

-- The Bank’s non-performing assets were 1.53 percent of total assets at June 30, 2014, compared to 1.97 percent at December 31, 2013 and 2.47 percent at June 30, 2013.

-- At June 30, 2014, the Company’s regulatory ratios exceed the well capitalized minimum levels currently required by regulatory statute. Shareholders’ equity totaled $89.3 million as of June 30, 2014, compared to $82.2 million at December 31, 2013, and $74.8 million at June 30, 2013. The Company continues to work on appropriately leveraging its capital in an accretive earnings manner. In addition, at June 30, 2014, the Bank’s Tier 1 capital ratio was 10.8 percent compared to 11.0 percent at December 31, 2013. At June 30, 2014, the Bank’s total risk-based capital ratio was 15.8 percent compared to 16.7 percent at December 31, 2013. The Bank substantially exceeds the Tier 1 well capitalized and risk-based well capitalized levels of 5 percent and 10 percent, respectively.

Recent Developments

During the 2014 second quarter, the Company announced that its registration statement with the SEC became effective on April 28, 2014. Consequently, the Company commenced filing periodic reports, such as those on Forms 10-Q, 10-K, and 8-K, with the SEC. In addition, on July 1, 2014, the Company announced that its common stock is now listed for trading on the NASDAQ Capital Market. “Becoming a NASDAQ-listed company is a significant accomplishment for Carolina Financial Corporation,” said Jerry L. Rexroad. “Moving to the NASDAQ was part of our strategic plan to provide our shareholders liquidity in their stock.”

Quarterly Cash Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $.05 per share payable on its common stock. The dividend will be payable on October 8, 2014 to shareholders of record as of September 17, 2014.

Growth Initiatives

In August 2014, the Bank plans to open a branch at Cane Bay, one of the fastest growing communities in Berkeley and Charleston counties. Cane Bay Plantation was recently highlighted as being one of the nation’s top selling master planned communities. Also in August, the Bank also plans to open a branch in Socastee, SC. On July 1, 2014 CresCom Bank announced that Scott Frierson had joined the Bank as EVP Commercial Lending, Upstate Region. The Bank plans to open a Loan Production Office in the Greenville market in the third quarter.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of June 30, 2014, Carolina Financial Corporation had approximately $988 million in total assets. CresCom Bank operated 12 branch locations in the Charleston and Myrtle Beach areas of South Carolina with two additional offices opening in August 2014, and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers, offering access to various loan programs. CresCom Bank offers a strong core of banking products and services. To learn more about CresCom Bank, visit www.facebook.com/CresComBank and www.twitter.com/CresComBank or call 1-855-CRESCOM.

In 2014, Carolina Financial Corporation ranked #6 on American Banker's list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” It represented the #1 South Carolina community bank on this list. In 2013, Carolina Financial Corporation ranked #9 on ABA Banking Journal’s national list of top performing non-S banks and thrifts with total assets of $100 million to $1 billion.

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Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This news release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Such statements should be read along with the accompanying tables, which provide a reconciliation of non-GAAP measures to GAAP measures. This news release discusses financial measures, such as core deposits and net income related to segments of the Company, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

Please refer to the Non-GAAP reconciliation table later in this release for additional information.

Forward Looking Statements

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Form 10, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

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CAROLINA FINANCIAL CORPORATION

Financial Highlights

(Unaudited - Dollars in Thousands Except Per Share Data)

	For Three Months Ended:			For Six Months Ended:
	June 30,	June 30,	Percentage	June 30,	June 30,	Percentage
	2014	2013	Change	2014	2013	Change

Interest income	$8,743	$8,280	5.59%	$17,155	$16,510	3.91%
Interest expense	1,421	1,468	-3.20%	2,752	2,970	-7.34%

Net interest income	7,322	6,812	7.49%	14,403	13,540	6.37%

Provision for loan losses	—	(700)	-100.00%	—	(700)	-100.00%

Net interest income after provision for loan losses	7,322	7,512	-2.53%	14,403	14,240	1.14%

Non-interest income	5,449	12,806	-57.45%	10,818	26,188	-58.69%
Non-interest expense	9,491	11,605	-18.22%	19,098	24,628	-22.45%

Income before taxes	3,280	8,713	-62.36%	6,123	15,800	-61.25%

Income tax expense	1,031	3,180	-67.58%	1,930	5,844	-66.97%

Net income (loss)	$2,249	$5,533	-59.35%	$4,193	$9,956	-57.88%

Net income per common share
Basic	$0.58	$1.44		$1.08	$2.60
Diluted	$0.57	$1.40		$1.07	$2.53

Net interest margin-tax equivalent	3.45%	3.37%		3.56%	3.42%

Return on average assets	0.95%	2.49%		0.92%	2.26%

Return on average equity	10.33%	29.90%		9.91%	27.55%

	June 30,	December, 31	June 30,
	2014	2013	2013

Total assets	$988,412	$881,584	$878,386
Securities available for sale	$207,301	$167,535	$164,872
Securities held to maturity	$24,254	$24,554	$9,307
Loans held for sale	$47,859	$36,897	$92,359
Loans receivable, net	$605,295	$535,221	$503,895
Deposits	$779,536	$697,581	$691,561
Indebtedness	$104,690	$84,840	$90,671
Stockholders' equity	$89,277	$82,227	$74,820
Book value per share*	$22.95	$21.38	$19.51

* Excludes the impact of unvested restricted shares outstanding.

Reconciliation of Non-GAAP Financial Measures

	June 30,	March 31,	December 31,
	2014	2014	2013

Core deposits:
Noninterest-bearing demand accounts	$102,376	$88,105	$83,500
Interest-bearing demand accounts	128,431	105,457	92,067
Savings accounts	24,757	25,153	17,816
Money market accounts	208,658	218,861	220,915
Total core deposits	464,222	437,576	414,298

Certificates of deposit:
Less than $100,000	211,277	214,772	195,239
$100,000 or more	104,037	93,320	88,044
Total certificates of deposit	315,314	308,092	283,283
Total deposits	$779,536	$745,668	$697,581

Segment Results:
	For Three Months Ended June 30,		For Six Months Ended June 30,
	2014	2013	2014	2013

Segment net income:
Community banking	$1,808	$1,954	$3,499	$2,360
Wholesale mortgage banking	611	3,749	1,052	7,842
Other	(178)	(86)	(341)	(90)
Eliminations	8	(84)	(17)	(156)
Total net income	$2,249	$5,533	$4,193	$9,956